SUBADVISORY AGREEMENT

         Agreement made as of the 10th day of April, 2002, by and between American Express Financial Corporation, a Delaware corporation ("AEFC"), and Wellington Management Company, LLP, a Massachusetts limited liability partnership ("Subadviser").

         WHEREAS the Fund or Funds listed in Schedule A are each a series of an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); provided that references in this Agreement to "the Fund" in the singular shall be understood to refer to all Funds so listed in Schedule A.

         WHEREAS AEFC has entered into an Investment Management Services Agreement (the "Advisory Agreement") with the Fund pursuant to which AEFC provides investment advisory services to the Fund.

         WHEREAS both AEFC and the Fund desire to retain Subadviser to provide investment advisory services to the Fund, and Subadviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.   Subadviser's Duties.

     (a) Portfolio Management. Subject to supervision by AEFC and the Fund's Board of Directors (the "Board"), Subadviser shall manage the investment operations and the composition of that portion of assets of the Fund which is allocated to Subadviser from time to time by AEFC (which portion may include any or all of the Fund's assets), including the purchase, retention, and disposition thereof, in accordance with the Fund's investment objectives, policies, and restrictions, and subject to the following understandings:

          (i) Investment Decisions. Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold by the Fund, and what portion of such assets will be invested or held uninvested as cash.

          (ii) Investment Limits. In the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in (A) the Fund's Prospectus and Statement of Additional Information ("SAI");
                (B) the instructions and directions of AEFC and of the Board; (C) the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Fund, and all other applicable federal and state laws and regulations; and (D) the procedures and standards set forth in, or established in accordance with, the Advisory Agreement.

          (iii) Portfolio Transactions.

                (A)  Trading.  With  respect  to the  securities  and  other investments to be purchased or sold for the Fund, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with AEFC or Subadviser) selected by Subadviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in the Fund's Prospectus and SAI, or approved by the Board; conform with federal securities laws; and be consistent with securing the most favorable price and efficient execution. Within the framework of this policy, Subadviser may consider the research, investment information, and other services provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser's other clients may be a party.

               (B) Aggregation of Trades. On occasions when Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of Subadviser, Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

          (i) Records and Reports. Subadviser shall maintain such books and records required under the 1940 Act as shall be agreed upon from time to time by the parties hereto, shall render to the Board such periodic and special reports as the Board or AEFC may reasonably request, and shall meet with any persons at the request of AEFC or the Board for the purpose of reviewing Subadviser's performance under this Agreement at reasonable times and upon reasonable advance written notice.

          (ii) Transaction Reports. Subadviser shall provide the Fund's custodian on each business day with information relating to all transactions concerning the Fund's assets and shall provide AEFC with such information upon AEFC's request.

     (b)  Subadviser's  Partners,  Officers,  and  Employees.   Services  to  be
          furnished by Subadviser under this Agreement may be furnished through any partners, officers, or employees of the Subadviser.

     (c) Maintenance of Records. Subadviser shall timely furnish to AEFC all information relating to Subadviser's services hereunder which are needed by AEFC to maintain the books and records of the Fund required under the 1940 Act. Subadviser shall maintain for the Fund the records required by paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f)
          of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by Subadviser and AEFC. Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and Subadviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

     (d) Fidelity Bond and Code of Ethics. Subadviser will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, Subadviser is maintaining (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

2. AEFC's Duties. AEFC shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review Subadviser's performance of its duties under this Agreement. AEFC shall also retain direct portfolio management responsibility with respect to any assets of the Fund which are not allocated by it to the portfolio management of Subadviser as provided in paragraph 1(a) hereof.

3. Documents Provided to Subadviser. AEFC has delivered or will deliver to Subadviser current copies and supplements thereto of each of the Prospectus and SAI pertaining to the Fund, and will deliver to it all future amendments and supplements, if any.

4. Compensation of Subadviser. For the services provided and the expenses assumed pursuant to this Agreement, AEFC will pay to Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, from the Fund's assets at the annual rates as a percentage of the Fund's average daily net assets set forth in the attached Schedule A, which Schedule can be modified from time to time to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such month bears to the full month in which such effectiveness or termination occurs.

5.   Liability  of  Subadviser.  Subadviser  agrees to  perform  faithfully  the services required to be rendered to the Fund under this Agreement, but nothing herein contained shall make Subadviser or any of its officers, partners, or employees liable for any loss sustained by the Fund or its officers, directors, or shareholders, or any other person on account of the services which Subadviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Subadviser against liability to the Fund or to any of its shareholders, to which Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing in this Agreement shall protect Subadviser from any liabilities which it may have under the 1933 Act or the 1940 Act.

6. Representations of Subadviser. Subadviser represents and warrants as follows:

     (a) Subadviser (i) is registered as an investment advisor under the Advisers Act of 1940 (the "Advisers Act") and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify AEFC of the occurrence of any event that would disqualify Subadviser from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     (b) Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide AEFC with a copy of the code of ethics, together with evidence of its adoption. Within 45 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to AEFC that Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Subadviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of AEFC, Subadviser shall permit AEFC, its employees, or its agents to examine any report required to be made pursuant to Rule 17j-1(c)(2).

     (c) Subadviser has provided AEFC with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission ("SEC") and promptly will furnish a copy of all amendments to AEFC at least annually.

     (d) Subadviser will promptly notify AEFC of any changes in the membership of the Executive Committee or in the key personnel who are either the portfolio manager(s) responsible for the Fund or senior management of Subadviser, or if there is otherwise an actual or expected change in control or management of Subadviser.

     (e) Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund or AEFC, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of AEFC.

7.   Representations of AEFC. AEFC represents and warrants as follows:

     (a) AEFC (i) is registered as an investment advisor under the Advisers Act of 1940 (the "Advisers Act") and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Subadviser of the occurrence of any event that would disqualify AEFC from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     (b) AEFC agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser.

8.   Liability and Indemnification.

     (a) Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser, any of its affiliates and any of the partners, officers, employees, consultants, or agents thereof shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by AEFC or the Fund as a result of any error of judgment or mistake of law by Subadviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and
          Subadviser shall indemnify and hold harmless the Fund, AEFC, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended ("1933 Act")) (collectively, "AEFC Indemnitees") against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the AEFC Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding the Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact regarding the Subadviser known to Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to AEFC or the Fund by the Subadviser Indemnitees (as defined below) for use therein; or (iii) any violation of federal or state statutes or regulations by Subadviser. It is further understood and agreed that Subadviser may rely upon information furnished to it by AEFC that it reasonably believes to be accurate and reliable. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which AEFC may have under any securities laws.

     (b) Except as may otherwise be provided by the 1940 Act or any other federal securities law, AEFC and the Fund shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadviser as a result of any error of judgment or mistake of law by AEFC with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of AEFC or the Fund for, and AEFC shall indemnify and hold harmless Subadviser, all affiliated persons thereof (within the meaning of
          Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Subadviser Indemnitees") against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of AEFC in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to AEFC which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned the Subadviser and was made in reliance upon written information furnished to AEFC or the Fund by a Subadviser Indemnitee for use therein, or (iii) any violation of federal or state statutes or regulations by AEFC or the Fund.

     (c) After receipt by AEFC or Subadviser, their respective affiliates, or any partner, officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above ("Indemnified Party") of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section ("Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

9.   Duration and Termination.

     (a) Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of two years from the date written above only so long as such the Agreement is specifically approved in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

     (b) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940
          Act) of the Fund on 60 days' written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by AEFC (i) upon 60 days' written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of AEFC, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Fund. Subadviser may terminate this Agreement at any time, without payment of any penalty, on: (i) 60 days' written notice to AEFC; or (ii) upon material breach by AEFC of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940
          Act) or upon the termination of the Advisory Agreement.

10. Subadviser's Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of any of Subadviser's partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.

11. References to Subadviser. During the term of this Agreement, AEFC agrees to furnish to Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, which refer to Subadviser or its clients in any way, prior to use thereof and not to use such material if Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery.

12. Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

                  Subadviser:

                           Wellington Management Company, LLP
                           75 State Street
                           Boston, MA 02109
                           Attn: Steven P. Muson
                           Fax: 617-263-4022

                           with a copy to:

                           Wellington Management Company, LLP
                           75 State Street
                           Boston, MA 02109
                           Attn: John E. Bruno
                           Fax: 617-204-7262

                  AEFC:

                           Vice President, Investment Administration
                           American Express Financial Corporation
                           53600 AXP Financial Center
                           Minneapolis, MN 55474
                           Fax: 612-671-2733

                           with a copy to:

                           H. Bernt von Ohlen
                           Vice President & Group Counsel
                           American Express Financial Advisors Inc.
                           50606 AXP Financial Center
                           Minneapolis, MN 55474
                           Fax:  612-678-1168


13. Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Fund's shareholders to the extent required by the 1940 Act.

14. Assignment. No assignment (as defined in the 1940 Act) shall be made by AEFC or the Subadviser without the prior written consent of the other party. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, partners, officers, or employees of AEFC or the Subadviser, respectively, except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

15. Governing Law. This Agreement shall be governed by the laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of Minnesota, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

16.  Entire  Agreement.   This  Agreement  embodies  the  entire  agreement  and
     understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

17. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18. Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

19. Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

20. Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


American Express Financial Corporation       Wellington Management Company, LLP

By:  /s/ Paula R. Meyer                      By: /s/ Perry M. Traquina
     -------------------                         ----------------------
Name:    Paula R. Meyer                      Name:   Perry M. Traquina

Title:   Vice President and                  Title:  President
         Managing Director -
         American Express Funds

                              SUBADVISORY AGREEMENT

                                   SCHEDULE A

1. The compensation set forth below applies to average daily net assets that are subject to the Subadviser's investment discretion ("Allocated Portion") in the following funds:

                            AXP Discovery Fund, Inc.

2. Compensation to the Subadviser pursuant to Paragraph 4 of Subadvisory Agreement shall be calculated monthly by applying the Base Fee, increased or decreased by the Performance Adjustment described below, by the average daily net assets of the Allocated Portion for the month.

A. Base Fee: The Base Fee on an annual basis shall be 0.60% of average daily net assets, except as otherwise provided in Section 2(C)(i) of this Schedule A.

B. Performance Fee Adjustment: Subject to the transition rules described below, the Base Fee, as provided above, will be increased or decreased by applying a performance fee adjustment ("Performance Adjustment") based on the investment performance of the Allocated Portion relative to the performance of the Russell 2000 Index (the "Index") for the thirty-six (36) month period ending with the then-ended month ("Measurement Period"). The Performance Adjustment is computed as follows:

     Performance of the Allocated Portion equals or exceeds Index plus Trigger Percentage over Measurement Period. If the performance of the Allocated Portion equals or exceeds the performance of the Index by the Trigger Percentage or more over a Measurement Period, the Performance Adjustment shall be +0.03% for each 1.0% that the performance of the Allocated Portion exceeds the performance of the Index by more than the Trigger Percentage, provided that the Performance Adjustment shall not exceed +0.10% for any Measurement Period. The "Trigger Percentage" is a percentage equal to +3.33% less the average annualized total expenses (reduced by the amount of any fee waiver/expense reimbursement) applicable to a Class A share of the Fund for the relevant Measurement Period. The Performance Adjustment shall be linear and shall be calculated to 4 decimal points. For example, if the average annualized performance for the Allocated Portion for a given 36-month period exceeds the average annualized performance of the Index by 3.33% and the average annualized total expenses of a Class A share of the Fund is 1.60% (assuming no fee waiver/expense reimbursement), the Performance Fee Adjustment for that month would equal +0.0480% (resulting in a total fee payable to the Subadviser of 1/12th of 0.6480% for the final month in that Measurement Period).

     Performance of the Allocated Portion is less than Index plus Trigger Percentage over Measurement Period. If the Fund Performance is less than the performance of the Index plus the Trigger Percentage, but equal or greater than the Index plus 2.0% less the average annualized total expenses (reduced by the amount of any fee waiver/expense reimbursement) applicable to a Class A share of the Fund over a Measurement Period, the Performance Adjustment shall be -0.03% for each 1.0% that the performance of the Allocated Portion is less than the performance of the Index plus the Trigger Percentage. If the performance of the Allocated Portion is less than the Index plus 2.0% less the average annualized total expenses (reduced by the amount of any fee waiver/expense reimbursement) applicable to a Class A share of the Fund or underperforms the Index1, the Performance Adjustment shall be -0.10%. For example, if the average annualized performance of the Allocated Portion for a given 36-month period exceeds the average annualized performance of the Index by 0.90% and the average annualized total expenses of a Class A share of the Fund is 1.60% (assuming no fee waiver/expense reimbursement), the Performance Fee Adjustment for that month would equal -0.0249% (resulting in a total fee payable to the Subadviser of 1/12th of 0.5751% for the final month in that Measurement Period).

--------
1 This section assumes that expenses of Class A shares are less than 2.00%. The threshold will be adjusted downward in an amount equal to the amount by which the expenses of Class A shares exceed 2.00%.

     Fund Performance. The investment performance of the Allocated Portion for any Measurement Period, expressed as a percentage of the Allocated Portion's net asset value per Class A share of the Fund at the beginning of the period will be the sum of: (i) the change in the Allocated Portion's net asset value during the period, (ii) the value of the Allocated Portion's cash distributions per share having an ex-dividend date occurring within the period; and (iii) the per share amount of capital gains taxes paid or accrued during such period by the Allocated Portion for undistributed realized long-term capital gains. Notwithstanding the foregoing, any computation of the investment performance of the Allocated Portion and the performance of the Index shall be in accordance with any then applicable rules of the SEC.

     Index Performance. The performance of the Index for any Measurement Period, expressed as a percentage of the Index at the beginning of such period, will be the sum of: (i) the change in the level of the Index during such period, and (ii) the value, computed consistently with the Index, of cash distributions having an ex-dividend date occurring within such period made by companies whose securities comprise the Index. For this purpose cash distributions on the securities which comprise the Index shall be treated as reinvested in the Index at least as frequently as the end of each month following the payment of the dividend.

C. Transition Rules for Calculating Subadviser's Compensation. The Performance Adjustment will not be fully operable until May 1, 2005. Until that date, the following transition rules will apply:

     (i) April 10, 2002 through April 30, 2003. The Base Fee during this transition period shall be 0.50% of average daily net assets. The Performance Adjustment shall not be in effect during this period.

     (ii) May 1, 2003 through April 30, 2004. Beginning May 1, 2003, the Performance Adjustment will take effect with respect to the number of months elapsed between May 2002, and the end of the month for which Subadviser's fee is being computed. During the period, the Performance Adjustment will be calculated using the performance of the Allocated Portion and the Index from May 2002 through the end of the applicable month in the manner set forth in Section 2(B) of this Schedule A; provided, however, that the Performance Adjustment over such period shall not be more than +0.00% nor less than -0.10%.

     (iii) May 1, 2004 through April 30, 2005. Beginning May 1, 2004, the Performance Adjustment will take effect with respect to the number of months elapsed between May 2002, and the end of the month for which Subadviser's fee is being computed. During the period, the Performance Adjustment will be calculated using the performance of the Allocated Portion and the Index from May 2002 through the end of the applicable month in the manner set forth in Section 2(B) of this Schedule A; provided, however, that the Performance Adjustment over such period shall not be more than +0.05% nor less than -0.10%.

      (iv) On and After May 1, 2005. The Performance Adjustment will be fully operable at this time.